Exhibit 99.1

Cyngn Reports Second Quarter 2024 Financial Results

Recent Operating Highlights:

●	Joined John Deere supply base

●	Rolled out partnership with RobotLAB, adding the autonomous DriveMod Tugger vehicles to its portfolio of 200+ robots

●	Received a notice of allowance for a 20th U.S. patent, and 21st U.S. patent for its AI-powered autonomous vehicle solutions

●	Highlighted its proprietary computer vision advancements with NVIDIA accelerated computing

●	Expanded the Cyngn Dealer Network to include Alta Equipment Group, with more than $1 billion in annual sales

Menlo Park, California, August 7, 2024 — Cyngn (or the “Company) (Nasdaq: CYN), developer of industrial autonomous vehicles, today announced financial results for its second quarter, ended Jun 30, 2024.

“During the second quarter, we continued the momentum we made in Q1, marked by rapid strides toward broad commercialization,” said Cyngn CEO, Lior Tal. “In addition to the progress we made with John Deere, another key priority has been to expand our sales channels to access more opportunities via established dealers and partners. We are well on our way toward bringing Cyngn’s autonomous industrial vehicle products to even more facilities by partnering with experienced material handling and automation leaders like Motrec, Alta, and RobotLAB.

“Our expanding dealer network yields channels that consistently deliver commercial opportunities. On the advertising side, we doubled the number of marketing-sourced leads and decreased the acquisition cost of these opportunities by 67%.

“Overall, our pipeline is very healthy. We continue to make progress with automotive manufacturers and their tier-1 suppliers, defense contractors, and heavy equipment manufacturers. We are largely engaging with known brands in the Fortune 500, and we will continue to work closely with our customers to share these exciting logos with the public when we can.”

“Autonomous vehicle deployments have a long sales cycle,” said Ben Landen, VP of Business Development. “Vehicles need to be put through their paces at customer facilities to ensure they will operate as reliably and safely as a well-trained human driver. This is a test Cyngn passes easily, but it takes time. These big organizations with well-established workflows need to see for themselves that Cyngn vehicles are the best employees they’ve never had.

“By all accounts, this process is working. Our pipeline is growing, we keep adding industry veterans with extensive experience to our sales team, and we have the resolve and partners to stay the course in our pursuit of the significant industrial automation market in front of us.

“We look forward to providing additional updates and continuing to increase momentum.”

“Regaining compliance with Nasdaq’s minimum bid price was a significant priority,” added Don Alvarez, Cyngn’s CFO. “Our balance sheet remains clean with no debt and these factors underscore our financial health and position us favorably as we move forward. Our solid foundation and strategic direction are positioning us for a successful future.”

When reviewing the financial information below, note that all share and per share information, Common stock and Additional paid-in capital, has been restated to reflect the 1-for-100 reverse stock split effected on July 3, 2024.

Q2 2024 Three Month Financial Review:

●	Second quarter revenue was $8.7 thousand compared to $550.9 thousand in the second quarter of 2023. Second quarter 2024 revenue consisted of EAS software subscriptions from DriveMod Stockchaser vehicle deployments, whereas prior year revenue was the result of NRE contracts.

●	Total costs and expenses in the second quarter were $5.8 million, down from $7.0 million in the second quarter of 2023. This decrease was primarily due to a $447.7 thousand decrease in cost of revenue, a $239.1 thousand reduction in G&A expenses, and a decrease in R&D expenses of $538.7 thousand. The decrease in cost of revenue is driven by the lower costs associated with EAS revenue compared to the NRE contracts in 2023. The decrease in G&A expenses is due to a decrease in personnel costs, reduced premiums for Director and Office Liability Insurance, and spending improvements on general office expenses. The decrease in R&D expense was primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software. Headcount at the end of the second quarter of 2024 was 85 versus 75 at the end of the second quarter of 2023.

●	Net loss for the second quarter was $(5.8) million compared to $(6.4) million in the corresponding quarter of 2023. Second quarter 2024 net loss per share was $(4.11), based on basic and diluted weighted average shares outstanding of approximately 1,416.8 thousand in the quarter. This compares to a net loss per share of $(12.97) in the second quarter of 2023, based on approximately 489.9 thousand basic and diluted weighted average shares outstanding.

Q2 2024 Six Month Financial Review:

●	Year-to-date second quarter revenue was $14.2 thousand compared to $1.4 million in the second quarter of 2023. Second quarter 2024 revenue consisted of EAS software subscriptions from DriveMod Stock chaser vehicle deployments whereas prior year revenue was the result of NRE contracts.

●	Total costs and expenses in the second quarter were $11.8 million, down from $13.8 million in the second quarter of 2023. This decrease was primarily due to a $950.6 thousand decrease in cost of revenue, a $606.6 thousand reduction in G&A expenses, and a decrease in R&D expenses of $414.1 thousand. The decrease in cost of revenue is driven by the lower costs associated with EAS revenue compared to the NRE contracts in 2023. The decrease in G&A expenses is due to a decrease in personnel costs, reduced premiums for Director and Office Liability Insurance, and spending improvements on general office expenses. The decrease in R&D expense was primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software.

●	Net loss for the second quarter was $(11.8) million compared to $(12.0) million in the corresponding quarter of 2023. Second quarter 2024 net loss per share was $(12.15), based on basic and diluted weighted average shares outstanding of approximately 970.3 thousand in the period. This compares to a net loss per share of $(24.48) for the first six months of 2023, based on approximately 489.4 thousand basic and diluted weighted average shares outstanding during the period.

Balance Sheet Highlights*:

Cyngn’s cash and short-term investments at June 30, 2024 total $7.0 million compared to $8.2 million as of December 31, 2023. At the end of the same period, working capital was $6.1 million and total stockholders’ equity was $9.7 million, as compared to year-end working capital of $7.4 million and total stockholders’ equity of $10.6 million, respectively as of December 31, 2023. The Company had no debt as of June 30, 2024 and December 31, 2023.

Subsequent to June 30, 2024, the Company sold 256,500 shares of common stock under the ATM Sales Agreement, for gross proceeds of $1.8 million. After giving effect of the net proceeds of $1.8 million, Cyngn’s pro-forma cash and short-term investments, working capital, and total stockholders’ equity was $8.8 million, $7.9 million and $11.5 million, respectively.

For more information on Cyngn, visit the Investor Relations Page of the Company’s website.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling). For all terms referenced within, please refer to the Company’s annual report on Form 10-K with the SEC filed on March 7, 2024.

Find Cyngn on:

●	Website: https://cyngn.com

●	Twitter: https://twitter.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Investor Contact:

Don Alvarez

investors@cyngn.com

Media Contact:

Luke Renner

media@cyngn.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 7, 2024. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$8,665	$550,952	$14,179	$1,423,752
Costs and expenses
Cost of revenue	14,922	462,624	128,698	1,079,318
Research and development	3,199,078	3,737,818	6,353,775	6,767,874
General and administrative	2,606,869	2,845,922	5,310,269	5,916,841
Total costs and expenses	5,820,869	7,046,364	11,792,742	13,764,033
Loss from operations	(5,812,204)	(6,495,412)	(11,778,563)	(12,340,281)

Other income, net
Interest income (expense), net	(1,669)	18,891	(342)	65,793
Other income	(5,079)	123,122	(10,126)	292,331
Total other income, net	(6,748)	142,013	(10,468)	358,124

Net loss	$(5,818,952)	$(6,353,399)	$(11,789,031)	$(11,982,157)

Net loss per share attributable to common stockholders, basic and diluted	$(4.11)	$(12.97)	$(12.15)	$(24.48)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	1,416,758	489,947	970,329	489,438

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$5,930,977	$3,591,623
Short-term investments	1,063,131	4,561,928
Prepaid expenses and other current assets	1,338,670	1,316,426
Total current assets	8,332,778	9,469,977

Property and equipment, net	1,961,381	1,486,672
Right of use asset, net	648,513	992,292
Intangible assets, net	986,138	1,084,415
Total Assets	$11,928,810	$13,033,356

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$180,175	$196,963
Accrued expenses and other current liabilities	1,354,550	1,201,142
Current operating lease liability	691,250	682,718
Total current liabilities	2,225,975	2,080,823

Non-current operating lease liability	-	317,344
Total liabilities	2,225,975	2,398,167

Commitments and contingencies (Note 12)
Stockholders’ Equity
Preferred stock, Par $0.00001, 10 million shares authorized; no shares issued and outstanding as of June 30, 2024 and December 31, 2023	-	-
Common stock, Par $0.00001; 200,000,000 shares authorized, 1,769,946 and 759,831 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	18	8
Additional paid-in capital	181,509,467	170,652,800
Accumulated deficit	(171,806,650)	(160,017,619)
Total stockholders’ equity	9,702,835	10,635,189
Total Liabilities and Stockholders’ Equity	$11,928,810	$13,033,356

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(11,789,031)	$(11,982,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	455,879	474,990
Stock-based compensation	1,269,675	1,798,607
Realized gain on short-term investments	(88,912)	(291,555)
Gain on asset	118,831	-
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(19,729)	(473,047)
Accounts payable	(16,788)	149,460
Accrued expenses, lease liabilities, and other current liabilities	(155,403)	76,756
Net cash used in operating activities	(10,225,478)	(10,246,946)

Cash flows from investing activities
Purchase of property and equipment	(577,497)	(481,777)
Acquisition of intangible asset	(32,381)	(101,991)
Purchase of short-term investments	(7,022,292)	(17,011,782)
Proceeds from maturity of short-term investments	10,610,000	20,304,000
Net cash provided by investing activities	2,977,830	2,708,450

Cash flows from financing activities
Proceeds from at-the-market equity financing, net of issuance costs	5,017,144	-
Proceeds from public issuance of common stock and pre-funded warrants, net of issuance costs	4,570,455	-
Issuance costs for restricted stock units	(597)	-
Proceeds from exercise of stock options	-	8,066
Net cash provided by financing activities	9,587,002	8,066

Net increase (decrease) in cash	2,339,354	(7,530,430)
Cash, beginning of period	3,591,623	10,586,273
Cash, end of period	$5,930,977	$3,055,843